UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

MINERCO RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-156059
(State or other jurisdiction of incorporation)	(Commission File No.)

16225 Park Ten Place
Suite #500
Houston, Texas 77084
(Address of principal executive offices and Zip Code)

(281) 994-4187
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K responds to the following items of Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01	Other Events

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 11, 2011, we entered into an exclusive employment agreement with V. Scott Vanis to serve as our Chief Executive Officer, President and Chairman of the Board of Directors.

The agreement is for a term of five years beginning January 11, 2011 and ending January 10, 2016.  An Extension to the Term must be agreed upon in writing and executed by the Company and Mr. Vanis no later than 5 p.m. Eastern Standard Time on January 10, 2016.

Mr. Vanis will be paid  a salary of $180,000 per annum beginning on January 10, 2011.  If revenues exceed $10 million, then Mr. Vanis’ salary will be increased to $360,000 per annum.  If revenues exceed $20 million, then Mr. Vanis’ salary will be increased to $540,000 per annum.

Mr. Vanis was issued 10,000,000 shares of Class A Preferred Stock, upon the effective date of the agreement.

If Mr. Vanis voluntarily terminates his employment with the Company or if a petition for Chapter 7 bankruptcy is filed by the Company resulting in an adjudication of bankruptcy within 12 months of the date of the agreement, all shares granted will be cancelled. If Mr. Vanis voluntarily terminates his employment with the Company or if a petition for Chapter 7 bankruptcy is filed by the Company resulting in an adjudication of bankruptcy after twelve months and before 24 months of the date of the agreement, Six Million (6,000,000) shares granted to him will be returned.  If Mr. Vanis voluntarily terminates his employment with the Company or if a petition for Chapter 7 bankruptcy is filed by the Company resulting in an adjudication of bankruptcy after twenty four months and before 36 months of the date of the agreement, Four Million (4,000,000) s shares granted to him will be returned.  If Mr. Vanis voluntarily terminates his employment with the Company or if a petition for Chapter 7 bankruptcy is filed by the Company resulting in an adjudication of bankruptcy after thirty six months and before 48 months of the date of the agreement, Two Million (2,000,000) shares granted to him will be returned.

If there is a sale of all or substantially all of the assets or a merger in which the Company is not the surviving entity, Mr. Vanis will be entitled to receive an additional amount of shares of common stock in the Company which would equal Ten percent (10%) of the final value of the transaction.

Further, Mr. Vanis will be entitled to such additional bonus, if any, as may be granted by the Board (with Mr. Vanis abstaining from any vote thereon) or compensation or similar committee thereof in the Board's (or such committee's) sole discretion based upon Employee's performance of his Services under the Agreement.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On January 11, 2011, the Company issued 10,000,000 shares of its Class A Preferred Stock stock to its Chief Executive Officer pursuant to an employment agreement dated January 11, 2011.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS: ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN

On January 11, 2011, V. Scott Vanis, our current Chief Executive Officer, President and member of the Board of Directors, was appointed as the Chairman of the Board of Directors.

ITEM 5.03  AMENDMENT TO THE ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On January 11, 2011, we amended our articles of incorporation to increase the amount of authorized shares of common stock from 450,000,000 with a par value $0.001 per share to 1,175,000,000 shares of common stock with a par value of $0.001.  We also created 25,000,000 shares of “blank check” preferred stock.

On January 11, 2011, we also designated 15,000,000 shares of our Preferred Stock as Class A Convertible Preferred Stock.  The Class A Preferred Stock ranks senior to all other stock as to dividends and upon liquidation  each holder of Class A Preferred Stock shall receive an amount equal to $1.00 per share prior to any distribution to any other stock holder.  Each share of Class A  Preferred Stock is entitled to 100 votes.  Any Class A Stockholder shall have the right to convert any or all of its Class A Stock into 10 shares of fully paid and nonassessable shares of Common Stock for each share of Class A Stock so converted.  In any event, holders of Class A Stock will have the right to convert upon an initial or secondary public offering of Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

ITEM 8.01  OTHER EVENTS

On January 10, 2011, we entered into a binding letter of intent with Sesacepa Energy Company S.A. de CV (“SENCO”), a corporation formed and operated under the laws of Honduras (“the Seller”) for the acquisition of a 30% interest in a Hydro – Electric Project known as “Caserio Rio Frio Hydro – Electric Project” in Honduras in Central America (the “Project”).  The Agreement also provides for the Company to obtain a minimum 30% interest and a maximum 80% interest in the remaining 2 phases of the Project known as “El Chaguiton and El Palmar.”  Actual ownership will be determined at the actual equity placement for the projects.

We will pay the Seller the following consideration:

a)  $562,028 over the course of a twelve (12) month period.

On January 13, 2011 we issued the attached press release that included a description of the agreement . A copy of the press release is attached as Exhibit 99.1 to this Report on Form 8-K.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Amendment to Articles of Incorporation				x
99.1	Press Release Dated January 12, 2011				x
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MINERCO RESOURCES, INC.

Date: January 13, 2011	By:
V. Scott Vanis
CEO & President

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